EXHIBIT (m)

EATON VANCE VARIABLE TRUST

AMENDED AND RESTATED DISTRIBUTION PLAN

WHEREAS, Eaton Vance Variable Trust (the “Trust”) engages in business as an open-end management investment company with multiple series of shares as listed on Schedule A hereof (each a “Fund” and together, the “Funds”), and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust employs Eaton Vance Distributors, Inc. to act as Principal Underwriter (as defined in the 1940 Act) of the Fund, and the Principal Underwriter has entered into selling agreements with financial intermediaries and other third parties (“financial intermediaries”) to distribute Fund shares;

WHEREAS, the Funds offer shares designated as Initial Class shares (collectively referred to herein as the “Class”) and the Trust has adopted a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act (the “Prior Plan”) that provides for the payment of an annual distribution fee by each Fund from the assets of the Class;

WHEREAS, the Principal Underwriter has proposed to amend and restate the Prior Plan in a manner which reflects the terms and conditions of the Prior Plan and does not result in a change in the amounts payable under such Plan (‘the Plan”);

WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the Plan will benefit each Fund and the holders of Class shares of each such Fund;

NOW, THEREFORE, the Trust hereby adopts the Plan on behalf of each Fund with respect to its Class shares in accordance with Rule 12b-1 under the 1940 Act and containing the following terms and conditions:

1.

Each Fund shall pay to the Principal Underwriter a monthly distribution fee from the assets of the Class in an amount that shall not exceed the amount set forth on Schedule A for any fiscal year.  All fees payable under the Plan will be paid in consideration for (i) the distribution services and facilities to be furnished to the Fund by the Principal Underwriter and (ii) in consideration of any personal and/or account maintenance services provided to Class shareholders.  The Principal Underwriter may use the payments received pursuant to this Paragraph to compensate financial intermediaries to encourage the distribution of Class shares as it considers appropriate.

2.

Appropriate adjustment of payments made pursuant to Section 1 of the Plan shall be made whenever necessary to ensure that no such payment shall cause a Fund to exceed the applicable maximum cap imposed on sales charges attributable to the Class by subsection (d) of Rule 2830 of the NASD Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“Fee Cap”).

3.

The Plan shall not take effect until after it has been approved by both a majority of (i) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operations of the Plan or any agreements related to it (the “Rule 12b-1 Trustees”), and

(ii) all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on the Plan.

4.

Any agreements between the Trust on behalf of a Fund and any person relating to the Plan shall be in writing and shall not take effect until approved in the manner provided for Trustee approval of the Plan in Section 3.

5.

The Plan shall continue in effect with respect to each Fund for so long as such continuance is specifically approved at least annually in the manner provided for Trustee approval of the Plan in Section 3.

6.

The persons authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement shall be the President or any Vice President or the Secretary or Treasurer of the Trust.  Such persons shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

7.

The Plan may be terminated as to any Fund with respect to its Class shares at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Class.

8.

The Plan may not be amended to increase materially the payments to be made by the Fund from its assets of the Class as provided herein unless such amendment, if required by law, is approved by a vote of at least a majority of the outstanding voting securities of the Class.  In addition, all material amendments to the Plan shall be approved in the manner provided for in Section 3.  Additional Funds may adopt the Plan upon approval by the Trustees of the Trust in the manner provided for in Section 3 and amendment of Schedule A.

9.

While the Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

10.

The Trust shall preserve copies of the Plan and any related agreements made by the Trust and all reports made pursuant to Section 6, for a period of not less than six years from the date of the Plan, the first two years in an easily accessible place.

11.

Consistent with the limitation of shareholder, officer and Trustee liability as set forth in the Trust’s governing documents, any obligations assumed by a Fund with respect to the Class pursuant to the Plan shall be limited in all cases to the assets of such Class and no person shall seek satisfaction thereof from the shareholders of other classes of the Fund or officers or Trustees of the Trust or any other class or series of the Trust.

12.

When used in the Plan, the term “vote of a majority of the outstanding voting securities of the Class” shall mean the vote of the lesser of (a) 67 per centum or more of the Class shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding Class shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding Class shares of the Fund.

13.

If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or regulation of the Securities and Exchange Commission or otherwise, the remainder of the Plan shall not be affected thereby.

14.

The Plan shall be effective with respect to each Fund on May 1, 2013 and replaces and is substituted for any Prior Plan previously applicable to the Class.  For purposes of calculating the Fee Cap set forth under Section 2, the Principal Underwriter shall include payments made pursuant to the Prior Plans as provided therein.

Adopted May 1, 2013

Amended February 10, 2014

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Schedule A

Distribution fees are accrued daily and payable monthly as a percentage of the average daily net assets of the Class.

Fund

Distribution Fee

Eaton Vance VT Large-Cap Value Fund

Initial Class shares

0.25%

Eaton Vance VT Floating-Rate Income Fund

Initial Class shares

0.25%

4